Exhibit 99.1
Sun New Media Appoints New Director
Tuesday January 17, 9:00 am ET
DIAMOND BAR, Calif., Jan. 17, 2006 (PRIMEZONE) — Sun New Media Inc. (OTC BB:SNMD.OB — News) (“SNMI”) today announced the appointment of Mr. Yu Bing to serve on its Board of Directors. Mr. Yu is currently an Executive Vice President at Lenovo Computers and was recently named President of the Lenovo/Asia Info group.
Mr. Yu joined Lenovo in 1990 and since 1996 was the principal executive in charge of developing the company’s channel sales distribution network. During his tenure, Lenovo grew into the largest PC maker and distributor in China and Asia, based in large part on the extensive network of sales distribution channels developed by Mr. Yu.
In 2001, Mr. Yu was appointed to head the newly formed Lenovo IT Services Group. Under Mr. Yu’s guidance, the group grew rapidly to more than 1,000 employees in less than 2 years and earned a coveted position amongst the 5 most powerful IT Services Brands in China.
“Mr. Yu’s experience in building one of China’s most advanced and successful sales distribution networks will be extraordinarily valuable to Sun New Media, especially as we build up our nationwide channel management and sales services group,“ said Dr. Bruno Wu, Chairman of SNMI. “Mr. Yu brings an acute sense of the complex needs of producers, retailers, and consumers that will be a critical asset as SNMI strengthens its position as one of China’s leading full service channel management and interactive marketing services providers.”
About Sun New Media
Sun New Media Inc. (SNMI) is one of China’s first integrated, interactive marketing companies. SNMI plans to create a core group of businesses that includes advanced interactive content development and distribution units, sales and marketing services, and channel management software solutions. SNMI is well positioned to capture a significant share of China’s multi-billion dollar interactive marketing services market. For more information on Sun New Media Inc., visit SNMI’s website at: http://www.sunnewmedia.net This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect,” “plan,” “anticipate,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of SNMI’s product and services in the marketplace, competitive factors, changes in regulatory environments, and other risks detailed in SNMI’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, SNMI disclaims any obligation to update these statements for revisions or changes after the date of this release.